Exhibit 10.21

Technology Advisory Engagement Agreement

Party A: Kashi Dongfang Collection Culture Development Co., Ltd

Add: Room 721, Section B, Corps Divisional Headquarters Building, Headquarters Economy Area, Shenka Avenue, Kashi Economic Development Area, Kashi Prefecture, Xinjiang.

Party B: Huajun Gao

ID No:

Party A and Party B hereby enter into this contract on Party A engaging Party B as its corporate technology advisor through friendly consultations according to the Contract Law of the People’s Republic of China and other applicable laws and regulations, intending to be bound hereby.

I. Engagement Position

Party A hereby engages Party B as its chief technology advisor in full responsibility for the technology review, technology innovation and improvement, technology confidentiality and management, technology guidance and consulting services of the company.

II. Period of Engagement

The period of engagement is one year, commencing from January 1, 2019 and ending on December 31, 2019.

III. Fee and expenses

The fee for corporate technology advisory services provided by Party B to Party A hereunder is 1 million Yuan/year and Party A shall pay Party B the technology advisor fee pursuant to this contract.

The transport, communication and accommodation expenses incurred by Party B while serving as the technology advisor to Party A shall be borne by Party A.

IV. Confidentiality

During the term of this contract, Party B shall comply with Party A’s confidentiality rules and policies and perform corresponding confidentiality duties; Party B may not probe any business secrets unrelated to his job or business without the prior consent of Party A; Party B may not disclose, provide or otherwise make available to any third party any technical secrets or other commercial secret information of Party A or for which Party A has the confidentiality obligation without the prior consent of Party A. Party B shall still assume the aforesaid confidentiality obligations after he is no longer engaged by the Party A.

V. Liabilities for default

1. If either party breaches any provision of this agreement and causes losses to the other party, the non-breaching party has the right to require the breaching party to be liable for any and all economic losses incurred to the other party due to its breach.

VI. Miscellaneous

1. This contract is made in duplicates, one copy for each party. Any matter not specified herein may be incorporated into supplementary agreements to be executed after consultations between the two parties, which agreements shall bear the same legal effect as this contract.

2. This contract shall take effect upon being signed and sealed by both parties.

3. Upon execution of this contract, neither party may terminate this agreement unilaterally except as otherwise agreed upon by both parties or due to force majeure.

4. Any dispute arising hereunder shall be resolved by both parties through consultations, and if consultation fails, either party may submit the dispute to the people’s court having competent jurisdiction over the place of Party A for adjudication.

(The following is intentionally left blank)

Party A (corporate seal):

Authorized contact:

Date: 1/1/2019

Party B (signature):

Date:1/1/2019

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